Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hanmi Financial Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 333‑164690 and 333-216668) on Form S-3 and (Nos. 333-149858 and 333-191855) on Form S-8 of Hanmi Financial Corporation of our reports dated March 1, 2019, with respect to the consolidated balance sheets of Hanmi Financial Corporation and subsidiaries as of December 31, 2018, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2019 annual report on Form 10‑K of Hanmi Financial Corporation.

/s/ KPMG LLP

Los Angeles, California
March 2, 2020